Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports Fiscal 2008 Fourth Quarter and Year-End Results

EPS of $0.80 Surpass Wall Street Consensus

Company Achieves Stated Goals of Annual EPS Growth in Excess of 20% and Double-Digit

ROIC in the Fourth Quarter of Fiscal 2008

FREMONT, CA—January 8, 2009—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal fourth quarter and year ended November 30, 2008.

For the fiscal fourth quarter, revenues were $2.1 billion, in the Company’s guidance range of $2.1 billion to $2.2 billion and an increase of 6.4% compared to $1.97 billion for the fiscal quarter ended November 30, 2007.

Net income for the fiscal fourth quarter was $26.4 million or $0.80 per diluted share, exceeding Wall Street consensus of $0.71. This compares with $20.2 million, or $0.61 per diluted share in the prior year fiscal fourth quarter and represents a 30.8% improvement in net income year-over-year.

For the fiscal year ended November 30, 2008, revenues increased by 10.9% to $7.77 billion, compared to $7.00 billion for the fiscal year ended November 30, 2007.

Net income for the fiscal year increased 32.7% to $83.8 million, or $2.52 per diluted share, compared to $63.1 million, or $1.93 per diluted share for fiscal 2007.

“We are pleased with SYNNEX’ achievements in the fourth quarter and for all of fiscal 2008. In particular, we are very proud that we accomplished our stated goals with respect to our EPS and ROIC targets for the quarter and for the year,” stated Kevin Murai, President and Chief Executive Officer. “Our financial results are due to disciplined execution in key aspects of our business from sales to service to operations and support.”

Financial Highlights:

•	The Company grew diluted EPS in fiscal 2008 more than 30%, surpassing its post-New Age Electronics acquisition adjusted goal of greater than 20% EPS growth.

•	The Company posted ROIC of 10.6% for the period and met its 2008 goal of achieving double-digit ROIC by the fiscal fourth quarter.

•	Fourth quarter income from operations was $47.9 million, or 2.3% of revenues, versus $36.9 million, or 1.9% of revenues in the prior year fiscal fourth quarter.

•	Fourth quarter depreciation and amortization were $2.9 million and $1.8 million, respectively.

•

Fourth quarter capital expenditures were $7.8 million. The increase in capital expenditures over the previous year was primarily due to the Company’s expansion of its facilities in South Carolina and Mississippi.

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Borrowings under the Company’s Canadian off-balance sheet accounts receivable securitization program totaled approximately $59.2 million as of November 30, 2008, versus $115.9 million as of November 30, 2007.

First Quarter Fiscal 2009 Outlook:

The following statements are based on the Company’s current expectations for the first quarter of fiscal 2009. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.74 billion to $1.84 billion.

•	Net income is expected to be in the range of $16.6 million to $17.6 million.

•	Diluted earnings per share are expected to be in the range of $0.50 to $0.53.

The calculation of diluted earnings per share for the first quarter of fiscal 2009 is based on an approximate diluted weighted-average common share count of approximately 33.0 million.

“Looking into fiscal 2009, we are committed to achieving above market performance through a combination of continued execution, business line expansion, and improvements in efficiency and productivity,” Murai continued. “We believe our lean, flexible, low cost business model best positions SYNNEX to outperform the market in a weak economy. It remains our goal to provide investors solid profitability and returns in any economic environment.”

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 78606533. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until January 22, 2009.

SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 6,000 associates worldwide and operates in the United States, Canada, China, Costa Rica, Japan, Mexico, Nicaragua, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding expectations of our revenues, net income and earnings per share for the first quarter of fiscal 2009, our continued execution, expansion of our business lines and improvements in efficiency and productivity, and our goal to provide solid profitability and returns, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended August 31, 2008 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2009 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 30, 2008	November 30, 2007
Assets
Current assets:
Cash and cash equivalents	$61,081	$42,875
Short-term investments	10,345	17,257
Accounts receivable, net	807,206	729,797
Receivable from vendors, net	96,653	96,035
Receivable from affiliates	4,659	9,790
Inventories	696,008	642,524
Deferred income taxes	26,089	18,612
Current deferred assets	13,322	14,478
Other current assets	9,766	16,859

Total current assets	1,725,129	1,588,227
Property and equipment, net	84,602	59,440
Goodwill	113,438	96,350
Intangible assets, net	26,456	21,590
Deferred income taxes	6,036	5,416
Long-term deferred assets	50,907	97,171
Other assets	26,312	18,909

Total assets	$2,032,880	$1,887,103

Liabilities and stockholders’ equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$340,466	$351,142
Accounts payable	571,329	588,801
Payable to affiliates	73,631	67,334
Accrued liabilities	113,593	120,617
Current deferred liabilities	30,809	35,522
Income taxes payable	4,713	5,103

Total current liabilities	1,134,541	1,168,519
Long-term borrowings	8,537	37,537
Convertible debt	143,750	—
Long-term liabilities	26,591	14,533
Long-term deferred liabilities	33,567	60,565
Deferred income taxes	1,380	437

Total liabilities	1,348,366	1,281,591

Minority interest	4,673	958

Stockholders’ equity:
Preferred stock	—	—
Common stock	32	31
Additional paid-in capital	207,558	196,128
Accumulated other comprehensive income	9,367	28,939
Retained earnings	462,884	379,456

Total stockholders’ equity	679,841	604,554

Total liabilities and stockholders’ equity	$2,032,880	$1,887,103

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended November 30, 2008	Three Months Ended November 30, 2007	Fiscal Year Ended November 30, 2008	Fiscal Year Ended November 30, 2007
Revenue	$2,095,895	$1,970,676	$7,768,230	$7,004,120
Cost of revenue	1,973,530	1,865,189	7,336,311	6,648,738

Gross profit	122,365	105,487	431,919	355,382
Selling, general and administrative expenses	74,474	68,617	280,071	240,491
Restructuring charges	—	—	—	2,744

Income from operations before non-operating items, income taxes and minority interest	47,891	36,870	151,848	112,147
Interest expense and finance charges, net	3,817	4,649	14,431	14,874
Other (income) expense, net	4,579	(463)	7,831	(1,393)

Income from operations before income taxes and minority interest	39,495	32,684	129,586	98,666
Provision for income taxes	12,843	12,259	45,096	35,167
Minority interest	253	240	693	372

Net income	$26,399	$20,185	$83,797	$63,127

Diluted earnings per share	$0.80	$0.61	$2.52	$1.93

Diluted weighted-average common shares outstanding	33,095	32,892	33,263	32,674